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                              BYRON A. HERO, JR.
                             418 EAST 59TH STREET
                             NEW YORK, N.Y. 10022
                                (212) 759-1454
                                (FAX) 980-0904

                                April 29, 1998

Dan DeWolf, Esq.
Camhy Karlinsky & Stein
1740 Broadway
New York, N.Y. 10019

Re: iParty

Dear Dan:

         This letter will confirm our understanding concerning my compensation in the event that my efforts to raise capital for iParty are successful. As Bob Lessin and I have previously agreed, I will be entitled to a cash fee of 5% with respect to the next $2,000,000 raised by iParty if I introduce the investor to iParty. The fee is apart from and in addition to any equity participation to which I may be entitled as a result of my continuing involvement with iParty.

          In the particular case of the Verus Group and its affiliates, which have tentatively agreed to an investment of $2 million for a 50% interest in iParty, the terms of our agreement would entitle me to a cash fee of $100,000, payable in two equal installments of $50,000 payable at the closings of each of the two rounds of financing presently contemplated.

          Please sign this letter and return a copy to me at your convenience.

                                     Best regards,

                                     /s/ B.A. Hero

                                     B.A. Hero

Agreed:

/s/ Dan DeWolf
---------------------
Dan DeWolf, Secretary
iParty, LLC